EXHIBIT B
                                                                              to
                                                                    SCHEDULE 13D

                                ESCROW AGREEMENT

      Escrow Agreement dated as of July 10, 1998 by and among dELiA*s Inc., a Delaware corporation of the State of Delaware ("Parent"), American Retail Enterprises, L.P., a New York limited partnership, as agent (the "Company"), and The Chase Manhattan Bank, a New York State chartered bank ("Escrow Agent").

                                   WITNESSETH

      WHEREAS, pursuant to an Asset Purchase Agreement dated as of June 1, 1998 (the "Purchase Agreement") by and among Parent, Screeem! Inc., a Delaware corporation ("Screeem"), the Company and certain affiliates of the Company (the "Company Affiliates"), there is required to be deposited in escrow certain securities to be held by the Escrow Agent subject to the terms and conditions set forth herein.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

      Parent and the Company do hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

      1.    Certain Definitions.

            "Escrow Termination Date" means the 18 month anniversary of this Agreement.

            "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

            "Trademark License Agreement" means the trademark license agreement dated as of the date hereof by and among the Parent, Screeem, the Company and certain affiliates of the Company.

            "Transfer  Agent" means the transfer  agent for the Parent  Common
Stock.

            "Transitional Services Agreement" means the transitional services agreement dated as of the date hereof by and among the Parent, Screeem and the Company.

      2. Deposit of Escrowed Shares. Simultaneous with the execution of this Escrow Agreement, Parent is depositing with the Escrow Agent, and Escrow Agent hereby acknowledges receipt of, a certificate representing 171,074 shares of Parent Common Stock issued to the Company pursuant to Section 3.1(c) of the Purchase Agreement (the "Initial Escrowed Shares"), accompanied by five fully executed stock powers duly endorsed in blank and medallion guaranteed. The Initial Escrowed Shares, together with any shares of Parent Common Stock issued as a result of any stock dividend or stock split with respect to such shares and such other shares of Parent Common Stock as may, from time to time, be deposited with the Escrow Agent in accordance with the Purchase Agreement, are hereinafter referred to as the "Escrowed Shares." The Escrow Agent shall hold, subject to the terms and conditions hereof, the Escrowed Shares, provided, however, that it is understood and agreed that (a) any cash dividends or distributions on the Escrowed Shares shall be payable to the Company and shall not be held by the Escrow Agent and (b) the Company shall retain any voting rights associated with the Escrowed Shares.

      3. Delivery of Escrowed Shares. The Escrow Agent shall not have the right to liquidate any investments held (including, without limitation, the Escrowed Shares), in order to provide funds necessary


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to make  required  payments  under this  Escrow  Agreement  other than  payments payable to the Escrow Agent (but shall only have the right to liquidate the investments to the extent payments payable to the Escrow Agent are not made when due and provided, further, the Escrow Agent shall have given the Company and the Parent 10 days advance notice of its intent to so liquidate such investments and the Parent and the Company have not paid the amounts payable to the Escrow Agent). Rather, the Escrow Agent shall deliver the appropriate number of Escrowed Shares (as determined pursuant to paragraph 4(a) or 5 hereof) to the party entitled to them in accordance with the terms of this Agreement. Once the appropriate number of Escrowed Shares has been determined as provided in this Agreement, the Escrow Agent shall (if the Escrow Agent does not hold one or more certificates in the exact amount equal to that number of Escrowed Shares) deliver one or more certificates for the Escrowed Shares to the Transfer Agent with instructions to: (i) issue a certificate (in the name of the party entitled to such shares) for the appropriate amount of Escrowed Shares, (ii) issue a certificate (in the name of the Company) for the balance of the Escrowed Shares so delivered and (iii) return all such newly-issued certificates to the Escrow Agent. The Parent shall, and, subject to provision of documents or instruments reasonably requested by the transfer agent of the Company to facilitate the foregoing, shall cause the Transfer Agent to, comply with such instructions.

      4.    Claims Against Escrowed Shares.

            (a) Notice of Claim by Parent. Parent may, at any time until the Escrowed Shares shall have been delivered as hereinafter provided in Section 6, submit requests for disbursements of Escrowed Shares by making a claim ("Parent's Claim") stated to be on the basis of (1) the indemnity provided to the Parent by the Company and the Company Affiliates pursuant to the Purchase Agreement, (2) the purchase price adjustment provisions of the Purchase Agreement, (3) the Transitional Services Agreement or (4) the Trademark License Agreement by giving written notice of such claim to the Escrow Agent and the Company, certifying to the Escrow Agent (i) that the claim is being asserted pursuant to this Section 4, (ii) that a copy of the notice has been delivered to the Company and its counsel as set forth in Section 14 hereof and the date of receipt of such notice by the Company and its counsel, (iii) stating the nature, basis and amount of the claim and the pertinent details thereof, including, with respect to any claims asserted by a third party, the date by which any answer or other response must be served and (iv) the number of Escrowed Shares asserted to be payable to Parent as a result of the claim. Upon the giving of such notice, the disposition of such claim or claims shall be governed as follows: (A) unless within 30 days following receipt by the Escrow Agent (or if later, 30 days after receipt by the Company and its counsel of such notice) of Parent's notice the Company provides written notice to Parent and the Escrow Agent that the Company disputes such claim, which notice shall set forth the nature and basis of such dispute, the claim will be paid by Escrow Agent in accordance with Section 4(b) hereof; or (B) if within 30 days following receipt by the Escrow Agent of Parent's notice (or if later, 30 days after receipt by the Company and its counsel of such notice) the Company provides written notice to Parent and the Escrow Agent that the Company disputes such claims, such dispute will be settled pursuant to Section 5 hereof.

            (b)  Delivery.  Any payment of a claim by Escrow  Agent  pursuant to
Section 4(a) or Section 5 of this Agreement shall be made in the form of delivery of Escrowed Shares to Parent and shall be made only in whole shares, it being understood that the amount payable shall be rounded down to the nearest whole share.

      5. Settlement of Disputes. If the Company notifies Parent and the Escrow Agent in accordance with Section 4(a) hereof that Company objects to the payment of a claim made by Parent against the Escrowed Shares, any determination as to whether the claim is valid, and the amount paid on the claim and any reimbursable expenses applicable thereto, shall be conclusively determined by the mutual consent of the Company and Parent (evidenced by a certificate signed by the Company and Parent) or as set forth in a final order, decree or judgment of a court of competent jurisdiction in the United States of America, the time of appeal having expired and no appeal having been perfected (a "Final Order"). Notice


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of any such  determination  shall  forthwith be given to the Escrow Agent in the form of (i) a certificate signed by Parent and the Company or (ii) a certificate of either the Parent or the company with a certified copy of a Final Order attached, and if such determination, as evidenced by such notice, shall allow the claim in whole or in part, the Escrow Agent shall, within ten (10) business days after receipt of such notice (or in the case of (ii), ten days after the Escrow Agent has given notice to the party which did not submit the certificate if such party has not within such 10-day period given the Escrow Agent and the party submitting the certificate written notice of objection), deliver to the appropriate party the number of Escrowed Shares specified in the certificate.

      6.    Disposition and Termination.

            (a) If, at the Escrow Termination Date, no Parent's Claims are pending, within two (2) business days after the Escrow Termination Date, the Escrow Agent shall deliver to the Company the Escrowed Shares remaining in the Escrow Agent's possession.

            (b) If, at the Escrow Termination Date, any Parent's Claims are pending, within two (2) business days after the Escrow Termination Date, the Escrow Agent shall deliver to the Company the Escrowed Shares remaining in the Escrow Agent's possession less that number of Escrowed Shares that would be required to be paid by Escrow Agent pursuant to Section 4(b) if any pending Parent's Claims were to become payable claims (such shares being hereinafter referred to as "Reserved Shares").

            (c) Within two (2) business days after resolution of each Parent's Claim that was pending as of the Escrow Termination Date, the Escrow Agent shall deliver the Reserved Shares remaining in the Escrow Agent's possession in connection with such claim upon, and pursuant to, (i) the joint written instructions of Parent and Company or (ii) a Final Order.

            (d) Upon delivery by the Escrow Agent of all Escrowed Shares, this Escrow Agreement shall terminate, subject to the provisions of Section 12 hereunder, which Section shall survive such termination.

      7. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.

      8. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

      9. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent a court of competent jurisdiction determines that the Escrow Agent's willful misconduct or gross negligence caused or contributed to the Parent or the Company. In the administration of the escrow account hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it, but the Escrow Agent shall nevertheless remain responsible for the performance by such persons. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

      10. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect. The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the


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Escrow  Agent,  plus any costs and expenses  the Escrow  Agent shall  reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

      11. Parent and Company hereby agree to each (i) pay the Escrow Agent upon execution of this Agreement one-half of the compensation for the services to be rendered hereunder, as described in Schedule I attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for one-half all expenses, disbursement and advances, including reasonable attorney's fees, incurred or made by it in connection with the performance, modification and termination of this Agreement.

      12. Parent and Company hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence or willful misconduct. Anything in this agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever,(including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. As between Parent, on the one hand, and the Company, on the other, all amounts to be paid pursuant to this Section 12 shall be split 50/50.

      13. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined in the Agreement.

      14. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered mail, return receipt requested, or by hand delivery or courier in each case to the following address:

                  (a)   The Chase Manhattan Bank
                        Corporate Trust Group
                        450 West 33rd Street
                        New York, NY 10001
                        Attention: Escrow Administration, 15th Floor

                  (b)   If to Parent to:

                        dELiA*s Inc.
                        435 Hudson Street
                        New York, NY 10014
                        Attention: Alex S. Navarro
                        Fax: (212) 807-9069

                        with a copy to:

                        Proskauer Rose LLP
                        1585 Broadway
                        New York, New York 10036-8299
                        Fax: (212) 969-2900
                        Attention: Jeffrey A. Horwitz


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                  (c)   If to Company to:

                        American Retail Enterprises, L.P.
                        1620 Grand Avenue
                        Baldwin, NY 11510
                        Attention: William Siegel
                        Fax: (516) 867-6308

                        with a copy to:

                        Richards Spears Kibbe & Orbe
                        One Chase Manhattan Plaza
                        New York, NY 10005
                        Fax: (212) 530-1801
                        Attention: William Q. Orbe

or at such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested. Any such notice or communication given in the manner specified in this Section shall be deemed to have been given as of the date so received, as evidenced by a receipt of delivery provided by the United States Postal Service, hand deliverer or courier, as the case may be.

      15. This instrument contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.

      16. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties; provided, however, that Parent may assign its rights (but shall not be released from its obligations) under this Agreement to one or more affiliates of Parent without the consent of the other parties hereto. All the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

      17. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      18. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or joint written instructions given by the parties hereto.

      19. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinions, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

      20. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.


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      21.  If any  term,  condition  or  provision  of this  Agreement  shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

      22. The captions set forth in this Agreement are used solely for convenience or reference and shall not control or affect the meaning or interpretation of any of the provisions.

      23. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and any action brought hereunder shall be brought in the federal courts or courts of the State of New York, in each case located in the County of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law in connection with this Agreement and consents to the jurisdiction of said courts.

                            [SIGNATURE PAGE FOLLOWS]


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                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date and year first above written.


                                    dELiA*s INC.


                                    By: /s/ Alex Navarro
                                       ------------------------------
                                          Alex S. Navarro
                                          Senior Vice President -
                                            Development & Legal Affairs


                                    AMERICAN RETAIL ENTERPRISES, L.P.

                                    By:   LANDMARK PANTS CORP.
                                          its general partner


                                    By: /s/ William R. Siegel
                                       ------------------------------
                                          William Siegel
                                          Vice President


                                    By: /s/ Gary Sugarman
                                       ------------------------------
                                          Gary Sugarman
                                          Vice President


                                    By:   THE PANTS SET, INC.
                                          its general partner


                                    By: /s/ William R. Siegel
                                       ------------------------------
                                          William Siegel
                                          President


                                    By: /s/ Gary Sugarman
                                       ------------------------------
                                          Gary Sugarman
                                          Vice President


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                                    THE CHASE MANHATTAN BANK, as
                                      Escrow Agent


                                    By: /s/ Christopher Greene
                                       ------------------------------
                                           Name: Christopher Greene
                                           Title: Assistant Vice President


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                                   SCHEDULE 1

12.5 basis points of the highest value of collateral held on deposit per annum or any part thereof without proration for partial years, subject to a minimum of $5,000 per annum (which shall be split 50/50 by (a) the Parent and the Company on the one hand and (b) Chase Manhattan Bank's Middle Market division on the other hand) or any part thereof without proration for partial years. For purposes of this Schedule I, the value of the collateral shall be measured on the date of this Escrow Agreement and again on each anniversary of the date hereof using an average of the closing sales price on the ten trading days preceding such measurement date.